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                                                             EXHIBIT 16(b)(3)

                            SALE-LEASEBACK AGREEMENT

         THIS SALE-LEASEBACK AGREEMENT (this "Agreement") is made as of May 11, 2001, by and between ZUNO PROPERTY LLC, a Delaware limited liability company ("Buyer"), whose address is c/o U.S. Realty Advisors, LLC, 1370 Avenue of the Americas, New York, New York 10019, and FRANKLIN MILLS PIZZERIA, INC., a Pennsylvania corporation, UNO RESTAURANTS, INC., a Massachusetts corporation, and SAXET CORPORATION, a Delaware corporation (individually, a "Seller" and collectively, the "Sellers"), whose address is 100 Charles Park Road, West Roxbury, Massachusetts 02132.

                             PRELIMINARY STATEMENT:

         Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in Section 1. Sellers own or have an option or right to purchase the Properties. Buyer desires to purchase the Properties pursuant to this Agreement and lease the Properties to SL Properties, Inc., a Massachusetts corporation ("SL Properties") pursuant to the Lease.

                                   AGREEMENT:

         In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

         1. DEFINITIONS. The following terms shall have the following meanings for all purposes of this Agreement:

         "ACKNOWLEDGEMENT" means the Acknowledgement of Master Lease Assignment and Subordination, Nondisturbance and Attornment Agreement dated as of the date of this Agreement among Buyer, SL Properties, Lender and Remainderman. A duplicate original Acknowledgement will be executed and recorded in the applicable real property records for each Property. Each Acknowledgement will contain exhibits with the addresses and store identification numbers for all of the Properties and the legal description for the applicable Property.

         "AFFILIATE" means any person or entity which directly or indirectly controls, is under common control with, or is controlled by any other person or entity. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or otherwise.

         "CLOSING" shall have the meaning set forth in Section 5.

         "CLOSING DATE" shall have the meaning set forth in Section 5.

         "CODE" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 ET SEQ., as amended.


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         "COMMITMENT" means that certain commitment letter dated February 21,
2001, among U.S. Realty Advisors, LLC and Guarantor, and any amendments or supplements thereto.

         "COUNSEL" means one or more legal counsel to Sellers and Guarantor licensed in the states in which (i) the Properties are located, (ii) Sellers and Guarantor are incorporated or formed and (iii) Sellers and Guarantor maintain their chief executive offices, as selected by Sellers and Guarantor and approved by Buyer.

         "DE MINIMIS AMOUNTS" shall mean, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms, the use, storage or release of which does not constitute a violation of, or require regulation or remediation under, any Environmental Laws and is customarily employed in the ordinary course of, or associated with, similar businesses located in the states in which the Properties are located.

         "ENVIRONMENTAL CONDITION" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding any of the Properties, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Sellers, Buyer or Lender by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of Seller's business and/or the operation of the business of any other property owner or operator in the vicinity of any of the Properties and/or any activity or operation formerly conducted by any person or entity on or off any of the Properties.

         "ENVIRONMENTAL INSURER" means American International Specialty Lines Insurance Company or such other insurer providing Environmental Policies reasonably acceptable to Buyer.

         "ENVIRONMENTAL LAWS" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Materials and/or the protection of human health or the environment, by reason of a Release or a Threatened Release of Hazardous Materials or relating to liability for or costs of Remediation or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; requiring notification or disclosure of Releases or other environmental condition of any of the Properties to any


                                       2
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Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of any of the Properties by reason of the presence of Hazardous Materials in, on, under or above any of the Properties.

         "ENVIRONMENTAL POLICIES" means the environmental insurance policy or policies, as applicable, issued by Environmental Insurer to Buyer with respect to the Properties, which Environmental Policies shall be in form and substance satisfactory to Buyer in its sole discretion.

         "EVENT OF DEFAULT" has the meaning set forth in Section 12.

         "FEE" means an expense deposit made by Guarantor to cover certain costs and expenses associated with the transactions contemplated hereby equal to $251,140.00, which amount has been paid prior to the execution of this Agreement.

         "FRANCHISE FINANCE" means Franchise Finance Corporation of America, a Maryland corporation, and its successors.

         "GUARANTOR" means Uno Restaurant Corporation, a Delaware corporation.

         "GUARANTY" means that certain Unconditional Guaranty of Payment and Performance dated as of the Closing Date to be executed by Guarantor for the benefit of Buyer with respect to the Lease, as the same may be amended from time to time.

         "GOVERNMENTAL AUTHORITY" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, the states in which the Properties are located or any political subdivision thereof.

         "HAZARDOUS MATERIALS" means (i) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (ii) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product; (iii) any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes," "regulated substances" or words of similar import under any Environmental Laws; and (iv) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over any of the Properties or the operations or activity at any of the Properties, or any chemical, material, gas or substance that does or may pose a hazard to the health and/or safety of the occupants of any of the Properties or the owners and/or occupants of property adjacent to or surrounding any of the Properties.

         "INDEMNIFIED PARTIES" has the meaning set forth in Section 14.


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

         "LEASE" means the master lease agreement dated as of the date of this Agreement to be executed by Buyer, as lessor, and SL Properties, as lessee, with respect to the Properties, as the same may be amended from time to time.

         "LENDER" means FFCA Funding Corporation, a Delaware corporation.

         "LOAN AGREEMENT" means the Loan Agreement dated as of the date of this Agreement in effect between Buyer and Lender, as such agreement may be amended from time to time and any and all replacements or substitutions thereof.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the net worth or operation of Sellers, Guarantor or any of the Properties, including, without limitation, the operation of any of the Properties as a Permitted Facility and/or the value of any of the Properties, or (ii) Sellers' or Guarantor's ability to perform their obligations under the Sale-Leaseback Documents.

         "MEMORANDUM" means the memorandum of master lease dated as of the date of this Agreement to be executed by Buyer, as lessor, and SL Properties, as lessee, with respect to the Properties. A duplicate original Memorandum will be executed and recorded in the applicable real property records for each Property. Each Memorandum will contain exhibits with the addresses and store identification numbers for all of the Properties and the legal description for the applicable Property.

         "NON-FOREIGN SELLER CERTIFICATE" means the non-foreign seller certificate to be executed and delivered by Sellers to Buyer prior to or on the Closing Date.

         "OTHER AGREEMENTS" means, collectively, all agreements and instruments now or hereafter entered into between, among or by (1) any of the Seller Entities, and, or for the benefit of (as intended beneficiary or third party beneficiary), (2) Buyer; provided, however, the term Other Agreements shall not include this Agreement, the other Sale-Leaseback Documents, agreements between and among institutional lenders and one or more of the Seller Entities, and the Security Deposit Letter of Credit and the FCCR Letter of Credit (both as defined in the Lease).

         "PERMITTED EXCEPTIONS" means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policies issued by Title Company to Buyer and approved by Buyer in connection with this Agreement.

         "PERMITTED FACILITY" means a Pizzeria Uno Chicago Bar & Grill restaurant, other nationally or regionally recognized concepts owned by Guarantor or an Affiliate of Guarantor or other restaurant concept of a nationally or regionally recognized owner/operator; provided, however, that at least nine (9) of the Properties shall be operated as Pizzeria Uno Chicago Bar & Grill restaurants or another nationally or regionally recognized restaurant concept operated by Guarantor and approved by Buyer and Lender.

         "PERMITTED SUBLEASES" means, collectively, the Master Subleases dated as of the date of this Agreement to be executed by SL Properties, as lessor and the Permitted Sublessees, as lessees, with respect to the Properties.

         "PERMITTED SUBLESSEES" means Franklin Mills Pizzeria, Inc., a Pennsylvania corporation, Uno Restaurants, Inc., a Massachusetts corporation, Uno of Smithtown, Inc., a New York corporation, Uno of Smoketown, Inc., a Virginia corporation, Uno of Gurnee Mills, Inc., an Illinois corporation, Plizzettas of Burlington, Inc., a Vermont corporation, and Uno of Tennessee, Inc., a Tennessee corporation, or their successors or assigns.

         "PERSONALTY" means all machinery, appliances, furniture, equipment, trade fixtures and other personal property of Sellers (excluding inventory) from time to time situated on or used in connection with the Properties; provided, however, the term "Personalty" shall not include the HVAC, walk-in coolers, walk-in freezers, supply fans, exhaust fans, air ducts, hoods, vents, built-in sinks, built-in countertops, plumbing and electrical fixtures, merchandise shelving, sign poles and lighting poles, all of which items are intended to be fixtures as such term is used within the definition of "Properties".

         "PROPERTIES" means, collectively, the parcels of real estate described by address, Buyer Number and Unit Number in EXHIBIT A attached hereto and legally described in EXHIBIT A-1 attached hereto, all rights, privileges and appurtenances associated therewith, and all buildings, structures, fixtures and other improvements now or hereafter located on such real estate (excluding Personalty and inventory).

         "PURCHASE PRICE" means the amount specified in Section 3.

         "QUESTIONNAIRES" means the environmental questionnaires completed by Sellers with respect to each of the Properties and submitted to Environmental Insurer in connection with the issuance of the Environmental Policies.

         "RELEASE" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, except for De Minimis Amounts.

         "REMAINDERMAN" shall have the meaning set forth in Section 15.

         "REMEDIATION" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.

         "SALE-LEASEBACK DOCUMENTS" means this Agreement, the Lease, the Permitted Subleases, the Guaranty, the Memorandum, the Acknowledgement and all other documents executed in connection therewith or contemplated thereby.

         "SELLER ENTITIES" means, collectively, Sellers and Guarantor and all Affiliates of Sellers and Guarantor.

         "SL PROPERTIES" shall have the meaning set forth in the Preliminary Statement.

         "THREATENED RELEASE" means a substantial likelihood of a Release which requires action pursuant to Environmental Law to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any of the Properties which may result from such Release.

         "TITLE COMPANY" means the title insurance company described in
Section 6.

         "UCC-1 FINANCING STATEMENTS" means such UCC-1 Financing Statements as Buyer shall require to be executed and delivered by Sellers with respect to the transactions contemplated by this Agreement.

         2. TRANSACTION. On the terms and subject to the conditions set forth herein:

                  (i) Sellers shall sell, or cause to be conveyed, and Buyer shall purchase all of the Properties;

                  (ii) Buyer shall lease all of the Properties to SL Properties pursuant to the Lease; and

                  (iii) SL Properties shall sublease certain of the Properties to the Permitted Sublessees pursuant to the Permitted Subleases.

         The sale and purchase of all of the Properties pursuant to this Agreement and the lease of all of the Properties to SL Properties pursuant to the Lease and the sublease of certain of the Properties to the Sellers are not severable and shall be considered a single integrated transaction.

         3. PURCHASE PRICE. The aggregate purchase price for all of the Properties shall be $25,140,000.00 (the "Purchase Price"). The Purchase Price has been allocated among the Properties as set forth on EXHIBIT A attached hereto. The Purchase Price shall be paid at the Closing in cash or its equivalent subject to any prorations and adjustments required by this Agreement. The Purchase Price shall be remitted at Closing to Sellers or at Sellers' direction. In addition to payment of the Purchase Price, Buyer shall be responsible to pay at Closing the following fees and costs: (i) any underwriting, site assessment, valuation, processing and commitment fee payable to Lender, (ii) any costs related to the procurement of residual value insurance policies by Buyer, (iii) attorneys' fees of Lewis and Roca LLP, counsel to Lender, (iv) attorneys' fees of Proskauer Rose LLP, counsel to Buyer, and (v) Buyer's reasonable out-of-pocket costs.

         4. EXPENSE DEPOSIT. At Closing, the Fee shall be applied to the costs to be paid by Sellers as contemplated by Section 6 and the balance, if any, shall be refunded to Sellers. In the event the transaction set forth in this Agreement fails to close, the Fee shall be applied as contemplated by the Commitment.

         5. CLOSING DATE. The purchase and sale of the Properties shall be closed (the "Closing") within 30 days following the satisfaction of all of the terms and conditions contained herein, but in no event shall the date of the Closing be extended beyond May 9, 2001, unless

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such extension shall be approved by Buyer in its sole discretion (the date on which the Closing shall occur is referred to herein as the "Closing Date").

         6. CLOSING. Buyer has ordered a title insurance commitment for each of the Properties from LandAmerica Financial Group ("Title Company"). Prior to the Closing Date, the parties hereto shall deposit with Title Company all documents and moneys necessary to comply with their obligations under this Agreement. Title Company shall not cause the transaction to close unless and until it has received written instructions from Buyer to do so. Except for the fees and costs to be paid by Buyer pursuant to Section 3, all costs of such transaction shall be borne by Sellers, including, without limitation, the cost of title insurance and endorsements, the attorneys' fees of Sellers, local counsel attorneys' fees of Buyer and Lender, the cost of the Environmental Policies to be delivered pursuant to Section 11.E, the cost of the surveys, stamp taxes, transfer fees and escrow and recording fees. All real and personal property and other applicable taxes and assessments and other charges relating to any of the Properties which are due and payable on or prior to the Closing Date, as well as such taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policies described in Section 11.C, shall be paid by Sellers at or prior to the Closing, and all other taxes and assessments shall be paid by SL Properties in its capacity as lessee under the Lease in accordance with the terms of the Lease. The Closing documents shall be dated as of the Closing Date.

         Sellers and Buyer hereby employ Title Company to act as escrow agent in connection with this transaction. Sellers and Buyer will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company is authorized to pay, from any funds held by it for Buyer's or Seller's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of Buyer and Sellers, all charges and obligations payable by them, respectively. Sellers will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Sellers and Buyer or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by Buyer. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with any of the Properties, concerning the amount of such charge or assessment or the amount secured by such lien without liability or responsibility for the accuracy of such statement. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

         7. REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer contained in this Section are being made by Buyer as of the date of this Agreement and the Closing Date to induce Sellers to enter into this Agreement and consummate the transactions contemplated herein, and Sellers have relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Buyer represents and warrants to Sellers as follows:

                  A. ORGANIZATION OF BUYER. Buyer has been duly formed, is validly existing and has taken all necessary action to authorize the execution, delivery and performance by Buyer of this Agreement.

                  B. AUTHORITY OF BUYER. The person who has executed this Agreement on behalf of Buyer is duly authorized so to do.

                  C. ENFORCEABILITY. Upon execution by Buyer, this Agreement shall constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         All representations and warranties of Buyer made in this Agreement shall survive the Closing.

         8. REPRESENTATIONS AND WARRANTIES OF SELLERS. The representations and warranties of Sellers contained in this Section are being made as of the date of this Agreement and the Closing Date to induce Buyer to enter into this Agreement and consummate the transactions contemplated herein, and Buyer has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Sellers represent and warrant to Buyer as follows:

                  A. INFORMATION AND FINANCIAL STATEMENTS. Sellers have delivered to Buyer financial statements (either audited financial statements or, if Sellers do not have audited financial statements, certified financial statements) and certain other information concerning themselves and Guarantor, which financial statements and other information are true, correct and complete in all material respects; and no material adverse change has occurred with respect to any such financial statements and other information provided to Buyer since the date such financial statements and other information were prepared or delivered to Buyer. Sellers understand that Buyer is relying upon such financial statements and information and Sellers represent that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

                  B. ORGANIZATION AND AUTHORITY. (i) Sellers and Guarantor are duly organized or formed corporations, validly existing and in good standing under the laws of their state of incorporation, and qualified to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement and of the other documents, instruments and agreements provided for herein.

                  (ii) The person who has executed this Agreement on behalf of Sellers is duly authorized so to do.

                  C. ENFORCEABILITY OF DOCUMENTS. Upon execution by Sellers and Guarantor, this Agreement and the other documents, instruments and agreements to be executed in connection with this Agreement, shall constitute the legal, valid and binding obligations of Sellers and Guarantor, enforceable against Sellers and Guarantor in accordance with their respective terms.

                  D. LITIGATION. There are no suits, actions, proceedings or investigations pending or, to the best of its knowledge, threatened against or involving Sellers or Guarantor or any of the Properties before any Governmental Authority which might reasonably result in any material adverse change in the contemplated business, condition, worth or operations of Sellers, Guarantor or any of the Properties.

                  E. ABSENCE OF BREACHES OR DEFAULTS. Neither Sellers nor Guarantor are in default under any other document, instrument or agreement to which Sellers or Guarantor are a party or by which Sellers, Guarantor, any of the Properties or any of Sellers' or Guarantor's property is subject or bound, except where such default would not have a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the documents, instruments and agreements provided for herein will not result in any breach or default under any other document, instrument or agreement to which Sellers or Guarantor are a party or by which Sellers, Guarantor, any of the Properties or any of Sellers' or Guarantor's property is subject or bound, except where such breach or default would not have a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order, except where such violation would not have a Material Adverse Effect.

                  F. UTILITIES. At the Closing Date, each of the Properties will be served by ample public utilities to permit full utilization of each of the Properties for their intended purposes and all utility connection fees and use charges will have been paid in full.

                  G. INTENDED USE AND ZONING; COMPLIANCE WITH LAWS. Sellers intend to use each of the Properties solely for the operation of a Permitted Facility in accordance with the standards of operations then in effect on a system-wide basis, and related ingress, egress and parking, and for no other purposes. Each of the Properties is in compliance with all applicable zoning requirements and the use of each of the Properties as a Permitted Facility does not constitute an unlawful nonconforming use under applicable zoning requirements. Each of the Properties complies in all material respects with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of any governmental agencies, departments, commissions, bureaus, boards or instrumentalities of the United States, the states in which the Properties are located and all political subdivisions thereof, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Sellers.

                  H. AREA DEVELOPMENT; WETLANDS. No condemnation or eminent domain proceedings affecting any of the Properties have been commenced or, to the best of Sellers' knowledge, are contemplated. To the best of Sellers' knowledge, the area where any of the Properties is located has not been declared blighted by any Governmental Authority. Each of the Properties is not designated by any Governmental Authority as wetlands.

                  I. LICENSES AND PERMITS; ACCESS. Prior to the Closing Date, Sellers shall have all required licenses and permits, both governmental and private, to use and operate each of the Properties in the intended manner. There are adequate rights of access to public roads and ways available to each of the Properties to permit full utilization of each of the Properties for its intended purpose and all such public roads and ways have been completed and dedicated to public use.

                  J. CONDITION OF PROPERTIES. As of the Closing Date, each of the Properties will be of good workmanship and materials, fully equipped and operational, in good condition and repair, free from structural defects, clean, orderly and sanitary, safe, well lit, landscaped, decorated, attractive and well maintained.

                  K. ENVIRONMENTAL. Sellers are fully familiar with the present use of each of the Properties, and, after due inquiry, Sellers have become generally familiar with the prior uses of each of the Properties. Except as set forth in the Questionnaires, to the best of Sellers' knowledge, no Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of at or on any of the Properties, except in De Minimis Amounts or in compliance with all applicable Environmental Laws, and no Release or Threatened Release has occurred at or on any of the Properties. To the best of Sellers' knowledge, the activities, operations and business undertaken on, at or about each of the Properties, including, but not limited to, any past or ongoing alterations or improvements at each of the Properties, are and have been at all times, in compliance with all Environmental Laws. To the best of Sellers' knowledge, no further action is required to remedy any Environmental Condition or violation of, or to be in compliance in all material respects with, any Environmental Laws, and no lien has been imposed on any of the Properties by any Governmental Authority in connection with any Environmental Condition, the violation or threatened violation of any Environmental Laws or the presence of any Hazardous Materials on or off any of the Properties.

                  There is no pending or, to the best of Sellers' knowledge, threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the violation or threatened violation of any Environmental Laws or the presence, Release,

         Threatened Release or placement on or at any of the Properties of any Hazardous Materials, or of any facts which would give rise to any such action, nor have Sellers (a) received any notice (and Sellers have no actual knowledge) that any Governmental Authority or any employee or agent thereof has determined, threatens to determine or requires an investigation to determine that there has been a violation of any Environmental Laws at, on or in connection with any of the Properties or that there exists a presence, Release, Threatened Release or placement of any Hazardous Materials on or at any of the Properties, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Materials at or on any of the Properties; (b) received any notice under the citizen suit provision of any Environmental Law in connection with any of the Properties or any facilities, operations or activities conducted thereon, or any business conducted in connection therewith; or (c) received any request for inspection, request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with the violation or threatened violation of any Environmental Laws or existence of Hazardous Materials relating to any of the Properties or any facilities, operations or activities conducted thereon or any business conducted in connection therewith.

                  The information and disclosures in the Questionnaires are, to the best of Sellers' knowledge, true, correct and complete in all material respects, Buyer and Environmental Insurer may rely on such information and disclosures, and the person or persons executing the Questionnaires were duly authorized to do so.

                  L. TITLE TO PROPERTIES. Title to each of the Properties is vested in Sellers. Upon Closing, title to each of the Properties shall be vested in Buyer and Remainderman, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions.

                  M. NO OTHER AGREEMENTS AND OPTIONS. Neither Sellers nor Guarantor nor, to the best of Sellers' knowledge, any of the Properties is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent Sellers from completing or impair Sellers' ability to complete the sale of any of the Properties under this Agreement or which would bind Buyer subsequent to consummation of the transaction contemplated by this Agreement.

                  N. NO MECHANICS' LIENS. There are no outstanding accounts payable, mechanics' liens, or rights to claim a mechanics' lien in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of any of the Properties that will not have been fully paid for on or before the Closing Date; no work has been performed or is in progress nor have materials been supplied to any of the Properties or agreements entered into for work to be performed or materials to be supplied to any of the Properties prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against any of the Properties or any portion thereof; Sellers shall be responsible for any and all claims for mechanics' liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to any of the Properties prior to the Closing Date; Sellers have made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on any of the Properties; and Sellers shall and does hereby agree to defend, indemnify and forever hold Buyer and Buyer's designees harmless for, from and against any and all such mechanics' lien claims, accounts payable or other commitments relating to any of the Properties.

                  O. NO RELIANCE. Sellers acknowledge that Buyer did not prepare or assist in the preparation of any of the projected financial information used by Sellers in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement, and that Sellers have not relied on any report or statement by Buyer in entering into this Agreement. Furthermore, Sellers acknowledge that they have not relied upon, nor may they hereafter rely upon, the analysis undertaken by Buyer in determining the Purchase Price, and such analysis will not be made available to Sellers.

                  P. PURCHASE PRICE. The Purchase Price is the fair market value of the Properties and was agreed to by Sellers and Buyer solely on that basis.

         All representations and warranties of Sellers made in this Section 8 shall survive the Closing. Sellers acknowledge and agree that Environmental Insurer may rely on the environmental representations and warranties set forth in the preceding subsection K, that Environmental Insurer is an intended third-party beneficiary of such representations and warranties and that Environmental Insurer shall have all rights and remedies available at law or in equity as a result of a breach of such representations and warranties, including, to the extent applicable, the right of subrogation.

         9. COVENANT AND AGREEMENTS OF SELLERS. Prior to the Closing Date, Sellers shall, at all reasonable times, upon reasonable advance notice from Buyer (i) provide Buyer and Buyer's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to each of the Properties, all drawings, plans, and specifications for each of the Properties in possession of Sellers, all engineering reports relating to each of the Properties in the possession of Sellers, the files and correspondence relating to each of the Properties, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of each of the Properties, and (ii) allow such persons to make such inspections, tests, copies, and verifications as Buyer considers necessary. All such persons shall use reasonable efforts not to unduly interfere with the conduct of Sellers' business.

         10. TRANSACTION CHARACTERIZATION. A. It is the intent of the parties that the conveyance of each of the Properties to Buyer be an absolute conveyance in effect as well as form, and the instruments of conveyance to be delivered at Closing are not intended to serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Sellers. After the execution and delivery of the deeds described in Section 11.A, Sellers will have no legal or equitable interest or any other claim or interest in any of the Properties other than as set forth in the Lease and Permitted Subleases. Furthermore, the parties intend:

                  (i) for the Lease to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease are those of a true lease; and

                  (ii) for the Lease to constitute a single master lease of all, but not less than all, of the Properties, and to be a unitary, unseverable instrument pertaining to all, but not less than all, of the Properties and that neither the Lease nor the duties, obligations or rights of SL Properties may be allocated or otherwise divided by SL Properties among the Properties.

         Notwithstanding the existence of the Lease, none of the parties shall contest the validity, enforceability or characterization of the sale and purchase of any of the Properties by Buyer pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of all of the Properties by Buyer pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

         B. This Agreement is a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Sellers and may not be assumed over the objection of Buyer in the event Sellers become a debtor or debtor in possession in any bankruptcy proceeding. The financial accommodation made through this Agreement is Buyer's acquisition of all of the Properties for the purpose of leasing all of the Properties to SL Properties pursuant to a true lease.

         11. CONDITIONS OF CLOSING. The obligation of Buyer to consummate the purchase of the Properties pursuant to this Agreement is subject to the fulfillment or waiver of each of the following conditions:

                  A. TITLE. Sellers shall convey each of the Properties to Buyer and Remainderman by deeds containing covenants and warranties as are customary in the applicable jurisdiction (collectively, the "Deeds"), free of all liens, encumbrances, restrictions, encroachments and easements, except the Permitted Exceptions.

                  B. CONDITION OF PROPERTIES. Buyer shall have inspected and approved each of the Properties, and each of the Properties shall be in good condition and repair, of good workmanship and materials, fully equipped and operational, clean, orderly, sanitary, safe, well-lit, landscaped, decorated, attractive and with a suitable layout, physical plant, traffic pattern and location all as determined by Buyer in its sole discretion.

                  C. EVIDENCE OF TITLE. Buyer shall have received a preliminary title report and irrevocable commitment to insure title by means of an ALTA extended coverage owner's policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where any of the Properties is located) issued by Title Company showing good and marketable fee title in Sellers, committing to insure Buyer's fee simple ownership in each of the Properties subject only to Permitted Exceptions and containing such endorsements as Buyer may reasonably require.

                  D. SURVEY; FLOOD HAZARD. Buyer shall have received a current ALTA survey of each of the Properties, the form and substance of which shall be satisfactory to Buyer in its sole discretion. Sellers shall have provided Buyer with evidence satisfactory to Buyer that the location of each of the Properties is not within the 100-year flood plain or identified as a Special Flood Hazard Area by the Federal Emergency Management Agency, or if any of the Properties is in such a Special Flood Hazard Area, Sellers shall provide Buyer with evidence of flood insurance maintained on such Properties in amounts and on terms and conditions satisfactory to Buyer.

                  E. ENVIRONMENTAL. Buyer shall have received the Environmental Policies with respect to the Properties.

                  F. ZONING. If requested by Buyer, Sellers shall have provided Buyer with evidence satisfactory to Buyer to confirm that each of the Properties is properly zoned for its use as a Permitted Facility and that such use constitutes a legal use under applicable zoning requirements.

                  G. UTILITIES. Buyer shall have received evidence satisfactory to Buyer in its sole discretion that all utilities and roads necessary for the operation of each of the Properties as a Permitted Facility are available and that all necessary consents to the use of such utilities and roads have been obtained.

                  H. COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS.
         (i) All obligations of Sellers under this Agreement shall have been fully performed and complied with, and no event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default by Sellers hereunder or under the Lease or any other agreement between or among Buyer or Sellers pertaining to the subject matter hereof, and no event shall have occurred or condition shall exist or information shall have been disclosed by Sellers or discovered by Buyer which has had or would have a material adverse effect on any of the Properties, Sellers or Buyer's willingness to consummate the transaction contemplated by this Agreement, as determined by Buyer in its sole and absolute discretion.

                  (ii) Buyer shall have received such evidence satisfactory to Buyer in its reasonable discretion that the representations and warranties of Sellers under this Agreement are true, correct and complete as of the Closing Date.

                  I. PROOF OF INSURANCE. Sellers shall have delivered to Buyer copies of insurance policies, showing that all insurance required by the Lease and providing coverage and limits satisfactory to Buyer is in full force and effect.

                  J. OPINIONS OF COUNSEL TO SELLERS. Sellers shall have caused Counsel to prepare and deliver opinions in form and substance reasonably satisfactory to Buyer and its counsel.

                  K. CLOSING OF LOAN AGREEMENT. All of the transactions described in the Loan Agreement shall have closed prior to or simultaneously with the Closing of the transaction described in this Agreement.

                  L. GUARANTY. Sellers shall have caused Guarantor to execute and deliver the Guaranty to Buyer.

                  M. PERMITTED SUBLEASES. SL Properties and the Permitted Sublessees shall have executed and delivered the Permitted Subleases to Buyer.

                   N. CLOSING DOCUMENTS. On or prior to the Closing Date, Buyer, Sellers and/or Guarantor, as may be appropriate, shall execute and deliver or cause to be executed and delivered to Title Company or Buyer, as may be appropriate, all documents required to be delivered by this Agreement, and such other documents, payments, instruments and certificates, as Buyer may require in form acceptable to Buyer, including, without limitation, the following:

                           (i)      Deeds;
                           (ii)     Lease and Permitted Subleases;
                           (iii)    Memorandum;
                           (iv)     Acknowledgement;
                           (v)      Proof of Insurance;
                           (vi)     Opinions of Counsel to Sellers and SL
                                    Properties;
                           (vii)    Non-Foreign Seller Certificate;
                           (viii)   UCC-1 Financing Statements;
                           (ix) Closing settlement statement prepared by Title Company; and
                           (x)      Guaranty.

Upon fulfillment or waiver of all of the above conditions, Buyer shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

         12. DEFAULT AND REMEDIES. A. Each of the following shall be deemed an event of default by Sellers (each, an "Event of Default"):

                  (i) If any representation or warranty of Sellers set forth in any of the Sale-Leaseback Documents is false in any material respect or if Sellers render any statement or account which is false in any material respect;

                  (ii) If any Seller fails to keep or perform any of the terms or provisions of this Agreement;

                  (iii) If any Seller or Guarantor is or becomes insolvent within the meaning of the Code, files or notifies Buyer that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an "Action"), becomes the subject of either a petition under the Code or an Action which is not dissolved within 90 days after filing, or is not generally paying its debts as the same become due;

                  (iv) If there is an "Event of Default" under the Lease or any Permitted Sublease; or

                  (v) If there is an "Event of Default" or a breach or default, after the passage of all applicable notice and cure or grace periods, under any other Sale-Leaseback Document or any of the Other Agreements.

         B. In the event of any Event of Default, Buyer shall be entitled to exercise, at its option, concurrently, successively or in any combination, all remedies available under the Lease or at law or in equity, including without limitation any one or more of the following:

                  (i) To terminate this Agreement by giving written notice to Sellers in which case neither party shall have any further obligation or liability, except such liabilities as Sellers may have for such breach or default;

                  (ii) To proceed with the Closing and direct Title Company to apply such portion of the Purchase Price as Buyer may deem reasonably necessary to cure any such breach or default;

                  (iii) To bring an action for damages against Sellers, which, in the event Buyer proceeds to close, may include an amount equal to the difference between the value of the Properties as conveyed to Buyer and the value such Properties would have had if all representations and warranties of Sellers were true and Sellers have complied with all of their obligations;

                  (iv) To bring an action to require Sellers specifically to perform their obligations hereunder; and/or

                  (v) To recover from Sellers all costs and expenses, including reasonable attorneys' fees, paid or incurred by Buyer in connection with the transaction contemplated by this Agreement and all costs and expenses incurred or paid by Buyer as a result of such breach or default.

The liabilities, obligations and duties of Sellers under this Agreement are joint and several between and among the Sellers.

         13. ASSIGNMENTS. A. Buyer may assign in whole or in part its rights under this Agreement. In the event of any unconditional assignment of Buyer's entire right and interest hereunder and provided Buyer's assignee shall have assumed in writing all of the duties and obligations of Buyer hereunder, Buyer shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Buyer contained herein.

         B. Sellers shall not, without the prior written consent of Buyer, which consent may be withheld in Buyer's sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in any of the Properties, any of Sellers' rights under this Agreement or any interest in Sellers, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise, except, subsequent to the Closing, as expressly permitted by the Lease.

         C. Notwithstanding anything herein to the contrary, upon any of the Sellers assigning their interests as Sublessee under any Permitted Sublease pursuant to and in accordance with Section 12 of their respective Permitted Sublease, the assigning Seller shall be released and discharged from any right, liability, obligation or duty arising under this Agreement before and after the date of such assignment.

         14. INDEMNITY. Sellers agree, jointly and severally, to indemnify, protect, hold harmless and defend Buyer, Lender and their respective directors, officers, shareholders, members, employees, successors, assigns, agents, lenders, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees and invitees, as applicable (collectively, the "Indemnified Parties"), for, from and against any and all losses, costs, claims, liabilities, damages and expenses (collectively, "Losses") (including, without limitation, Buyer's reasonable attorneys' fees and consequential damages but excluding Losses suffered by an Indemnified Party arising out of such Indemnified Party's gross negligence or willful misconduct; provided, however, that the term "gross negligence" shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of the Buyer's interest in any of the Properties or Sellers' failure to act in respect of matters which are the obligation of SL Properties under the Lease) arising as the result of an Environmental Condition and/or a breach of any of the representations, warranties, covenants, agreements or obligations of Sellers set forth in this Agreement. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any damages incurred with respect to any engineering, governmental inspection and reasonable attorneys' fees and expenses that the Indemnified Parties may incur by reason of any Environmental Condition and/or any representation or warranty set forth in
Section 8.K being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith. The provisions of this
Section 14 shall survive the Closing.

         15. REMAINDERMAN. Notwithstanding anything to the contrary contained herein, Sellers acknowledge that Buyer may only obtain title to an estate for years in each of the Properties, and that Buyer may arrange for a remainderman ("Remainderman") to obtain title to the remainder of the estate of the Properties (the "Remainder Interest"). Sellers agree to cooperate in such event, which cooperation shall include, without limitation (1) the granting of deeds for the estate for years in each of the Properties to Buyer and separate deeds for the Remainder Interest to the Remainderman (or its designee), (2) the execution of a tripartite agreement among SL Properties, Buyer and the Remainderman relating to, inter alia, the extension terms under the Lease, (3) delivering appropriate title insurance policies to the Remainderman, and (4) delivery of such other documents as may be reasonably required. Sellers acknowledge that Remainderman is an approved assignee of this Agreement to the extent of the Remainder Interest.

         16.      MISCELLANEOUS PROVISIONS.

                  A. NOTICES. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery,
         (ii) facsimile, (iii) express overnight delivery service or

         (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered,
         (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or (d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

                  If to Sellers:         c/o Uno Restaurant Corporation
                                         100 Charles Park Road
                                         West Roxbury, Massachusetts  02132
                                         Attention:     Robert M. Vincent
                                         Telephone:     (617) 218-5215
                                         Telecopy:      (617) 218-5375

                  With a copy to:        Brown Rudick Freed & Gesmer
                                         One Financial Center
                                         Boston, Massachusetts  02111
                                         Attention:     Joel M. Reck, Esq.
                                         Telephone:     (617) 856-8558
                                         Telecopy:      (617) 856-8201

                  If to Buyer:           Zuno Property, LLC
                                         c/o U.S. Realty Advisors, LLC
                                         1370 Avenue of the Americas
                                         New York, NY 10019
                                         Attention:     Mr. David M. Ledy
                                         Telephone:     (212) 581-4540
                                         Telecopy:      (212) 581-4950

                  With a copy to:        Proskauer Rose LLP
                                         1585 Broadway
                                         New York, NY 10036
                                         Attention:     Kenneth S. Hilton, Esq.
                                         Telephone:     (212) 969-3000
                                         Telecopy:      (212) 969-2900

                  B. RISK OF LOSS. As between Buyer and Sellers, Sellers shall be responsible for the risk of loss, damage or destruction of any of the Properties or any part thereof prior to the Closing Date.

                  C. CONDEMNATION. In the event of a taking of all or any part of any of the Properties prior to the Closing, Buyer at its sole option shall have the right to either (i) receive the proceeds of any condemnation award and, proceed to close this transaction or (ii) terminate this Agreement with respect to any Property which is subject to such taking. Buyer and Sellers agree to execute such amendments to this Agreement as may be reasonably required by Buyer to evidence any such termination.

                  D. REAL ESTATE COMMISSION. Buyer and Sellers represent and warrant to each other that they have dealt with no real estate broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement. Buyer and Sellers shall indemnify and hold each other harmless for, from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

                  E. WAIVER AND AMENDMENT. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

                  F. CAPTIONS. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

                  G. BUYER'S LIABILITY. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Buyer, that (i) there shall be absolutely no personal liability on the part of Buyer, its successors or assigns and the trustees, members, partners, shareholders, officers, directors, employees and agents of Buyer and its successors and assigns, to Sellers with respect to any of the terms, covenants and conditions of this Agreement or the other Sale-Leaseback Documents, as applicable,
         (ii) Sellers waive all claims, demands and causes of action against the trustees, members, partners, shareholders, officers, directors, employees and agents of Buyer and its successors or assigns in the event of any breach by Buyer of any of the terms, covenants and conditions of this Agreement or the other Sale-Leaseback Documents, as applicable, to be performed by Buyer, and (iii) Sellers shall look solely to the Properties for the satisfaction of each and every remedy of Sellers in the event of any breach by Buyer of any of the terms, covenants and conditions of this Agreement or the other Sale-Leaseback Documents, as applicable, to be performed by Buyer, or any other matter in connection with this Agreement, the other Sale-Leaseback Documents or any of the Properties, such exculpation of liability to be absolute and without any exception whatsoever.

                  H. SEVERABILITY. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

                  I. CONSTRUCTION GENERALLY. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party.

         Sellers and Buyer were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

                  J. OTHER DOCUMENTS. Each of the parties agrees to sign such other and further documents as may be necessary or reasonably requested by the other party in order to carry out the intentions expressed in this Agreement.

                  K. ATTORNEYS' FEES. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its attorneys' fees and other costs in addition to any other relief to which it may be entitled. References in this Agreement to Buyer's attorneys' fees and/or costs shall mean both the fees and costs of independent counsel retained by Buyer with respect to this transaction.

                  L. ENTIRE AGREEMENT. This Agreement, together with any other certificates, instruments or agreements to be delivered hereunder, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Sellers and Buyer with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Sellers and Buyer, the Commitment shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms and conditions are inconsistent with or vary from those set forth in the Commitment.

                  M. RECORDING. At the election of Buyer, this Agreement may be recorded in the appropriate governmental office so as to impart constructive notice of the terms and provisions hereof.

                  N. FORUM SELECTION; JURISDICTION; VENUE; CHOICE OF LAW. Sellers acknowledge that this Agreement was partially negotiated in the State of Arizona, the Agreement was delivered by Sellers and Buyer in the State of Arizona, all payments under the Lease will be delivered in the State of Arizona (unless otherwise directed by Buyer or its successors) and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Sellers consent that they may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Sellers waive and agree not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Arizona. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions hereof, then, as to those provisions only, the law of the states in which the Properties are located, as applicable, shall be deemed to apply. Nothing in this Section shall limit or restrict the right of Buyer to commence any proceeding in the federal or state courts located in the states in which the Properties are located, as applicable, to the extent Buyer deems such proceeding necessary or advisable to exercise remedies available under this Agreement.

                  O. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

                  P. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel.

                  Q. SURVIVAL. Except for the conditions of Closing set forth in
         Section 11, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Sellers and Buyer set forth in this Agreement (including, without limitation, the provisions of Sections 7, 8 and 14) shall survive the Closing.

                  R. WAIVER OF JURY TRIAL AND PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES. BUYER AND SELLERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, SELLERS AND BUYER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM EACH OTHER AND THEIR AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES OR ANY OF ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY EACH OF THE PARTIES OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

                  S. RELIANCE BY LENDER. Sellers acknowledge and agree that Lender may rely on all of the representations, warranties and covenants set forth in this Agreement, that

         Lender is an intended third-party beneficiary of such representations, warranties and covenants and that Lender shall have all rights and remedies available at law or in equity as a result of a breach of such representations, warranties and covenants, including to the extent applicable, the right of subrogation.

         IN WITNESS WHEREOF, Sellers and Buyer have entered into this Agreement as of the date first above written.

                                       BUYER:

                                       ZUNO PROPERTY LLC,
                                       a Delaware limited liability company

                                       By: Zuno Equity LLC, a Delaware
                                           limited liability company, its member


                                           By:/s/ Laurie A. Hawkes
                                              --------------------
                                                  Laurie A. Hawkes
                                                  Vice President



                                       SELLERS:

                                       FRANKLIN MILLS PIZZERIA, INC., a
                                       Pennsylvania corporation


                                       By: :/s/ Robert M. Vincent
                                            ---------------------
                                            Robert M. Vincent
                                            Executive Vice President, Treasurer
                                            and Assistant Secretary


                                       UNO RESTAURANTS, INC., a Massachusetts
                                       corporation


                                       By:/s/ Robert M. Vincent
                                          ---------------------
                                          Robert M. Vincent
                                          Executive Vice President, Treasurer
                                          and Assistant Secretary

                                       SAXET CORPORATION, a Delaware
                                       corporation


                                       By: :/s/ Robert M. Vincent
                                            ---------------------
                                            Robert M. Vincent
                                            Executive Vice President, Treasurer
                                            and Assistant Secretary

                                                                     EXHIBIT 2.1

                                    EXHIBIT A

                                   PROPERTIES


-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     FFCA NO.           STORE NO.                     ADDRESS                          CITY            STATE      PURCHASE PRICE
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2438             830        280 Maine Mall Road                      South Portland        ME         $1,928,934.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2439             222        574 Iyanough Road, Route 132             Hyannis               MA         $1,928,934.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2440             841        786 Franklin Mills Circle                Philadelphia          PA         $2,131,980.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2441             712        2680 Prince William Parkway              Woodbridge            VA         $2,333,503.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2442             810        1330 Shelburne Road                      South Burlington      VT         $1,928,934.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2443             768        6593 Grand Avenue                        Gurnee                IL         $1,928,934.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2444             720        4470 Long Gate Center                    Ellicott City         MD         $2,182,741.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2445             721        5449 Urbana Pike                         Frederick             MD         $2,182,741.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2446             969        11633 University Boulevard               Orlando               FL         $2,195,838.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2447             843        205 E. Waterfront Drive                  Homestead             PA         $2,233,503.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2448             851        743 Watkins Road                         Maryville             TN         $2,131,980.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
     8001-2449             324        300 Center Place Drive                   Rochester             NY         $2,131,980.00
-------------------- ---------------- ---------------------------------------- --------------------- ---------- -------------------
